UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) April 28, 2015

Pennsylvania Real Estate Investment Trust
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On April 28, 2015, PREIT Associates, L.P. (“PALP”), the operating partnership of Pennsylvania Real Estate Investment Trust (the “Company”), and another subsidiary of the Company entered into a Purchase and Sale Agreement (the “Agreement”) pursuant to which they agreed to sell their 50% interests in the properties commonly known as Springfield Park and Springfield East (collectively, the “Property”) in Springfield, Pennsylvania for $20.2 million to Rubin Retail Acquisitions, L.P.  The Property is a 287,000 square foot open air center, of which 142,000 square feet are owned by the partnership in which the Company owns its interests. The Company also has an existing obligation to sublease approximately 10,000 square feet of space at the Property that is currently leased to a large format retailer, and the Agreement covers the assumption of this obligation by the buyer and a corresponding credit toward the purchase price of approximately $1.7 million. The Company expects the closing of the sale of its interests in the Property to occur before the end of the third quarter of 2015.

The Property is subject to a mortgage that is scheduled to mature in June 2015, and the Company’s share of the expected balance at maturity is $4.5 million.  The Company expects to recognize a gain on the sale of its interests in the Property of approximately $15.4 million, depending on when the closing takes place.  The Company expects to use the net proceeds of the sale of its interests in the Property for general corporate purposes.

The controlling interests in Rubin Retail Acquisition, L.P. are owned by Ronald Rubin, Executive Chairman and a Trustee of the Company, and George Rubin, former Vice Chairman of the Company and the brother of Ronald Rubin. As such, the transaction contemplated under the Agreement was approved pursuant to PREIT’s related party transactions policy, which requires that related party transactions be reviewed and approved by a special committee comprised of independent trustees. The transaction was also reviewed and approved by the Company’s full Board of Trustees.

Forward Looking Statements

This Current Report on Form 8-K contains certain "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: our substantial debt and stated value of preferred shares and our high leverage ratio; constraining leverage, unencumbered debt yield, interest and tangible net worth covenants under our 2013 Revolving Facility and our 2014 Term Loans; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, including such losses that we might be required to record in connection with any dispositions of assets; changes in the retail industry, including consolidation and store closings, particularly among anchor tenants; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; the effects of online shopping and other uses of technology on our retail tenants;  risks related to development and redevelopment activities; current economic conditions and the state of employment growth and consumer confidence and spending, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through joint ventures or other partnerships, through sales of properties or interests in properties, through the issuance of equity or equity-related securities if market conditions are favorable, or through other actions; our ability to identify and execute on suitable acquisition opportunities and to integrate acquired properties into our portfolio; our partnerships and joint ventures with third parties to acquire or develop properties;  our short- and long-term liquidity position; general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment; our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; changes to our corporate management team and any resulting modifications to our business strategies; increases in operating costs that cannot be passed on to tenants; concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other competitive factors; and potential dilution from any capital raising transactions or other equity issuances. Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed in our most recent Annual Report on Form 10-K and in any subsequent Quarterly Report on Form 10-Q in the section entitled "Item 1A. Risk Factors." We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: May 4, 2015	By: /s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel